                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                  CLARCOR INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                                                PRELIMINARY COPY

                                  CLARCOR LOGO

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of CLARCOR Inc. (the "Company") will be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 23, 1999 at 6:00 P.M., Central Standard Time, for the following purposes:

          1. To elect three Directors for a term of three years each;

          2. To consider and vote upon an Amendment to the Company's Second Restated Certificate of Incorporation which will increase its authorized Common Stock from 30,000,000 to 60,000,000 shares and increase its authorized Preferred Stock from 1,300,000 to 5,000,000 shares; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of CLARCOR Common Stock of record at the close of business on Wednesday, February 10, 1999 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     Whether or not you plan to attend the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

                                           MARCIA S. BLAYLOCK
                                           Secretary

                  PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
                             AND MAIL IT PROMPTLY.

Rockford, Illinois
February 18, 1999

                                  CLARCOR INC.
                               2323 SIXTH STREET
                                 P.O. BOX 7007
                            ROCKFORD, ILLINOIS 61125

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CLARCOR Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 23, 1999 at 6:00 P.M., Central Standard Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying proxy are being mailed to shareholders on February 18, 1999.

     A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with her another proxy or by attending the Annual Meeting and voting his or her shares in person. All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (1) to elect the three persons nominated for election to the Board of Directors listed on the proxy card enclosed herewith, (2) to approve the proposed Amendment to the Company's Second Restated Certificate of Incorporation and, (3) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

     As of February 10, 1999, the Company had outstanding 23,949,358 shares of Common Stock and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 10, 1999 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     At the Annual Meeting three directors are to be elected. Proxies will be voted for the election of Messrs. Milton R. Brown, Robert H. Jenkins, and Don A. Wolf unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. If a quorum is present at the meeting, the three candidates for director receiving the greatest number of votes will be elected. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. Messrs. Brown and Wolf are directors of the Company previously elected by its shareholders whose terms in office expire this year. Mr. Jenkins has not previously been a director of the Company. He has been nominated to fill a vacancy on the Board of Directors created by the retirement of Mr. Dudley J. Godfrey, Jr. from the Board of Directors effective on March 23, 1999. Mr. Godfrey's retirement is in accordance with a Company policy which encourages directors to resign upon reaching age 70. If elected, Messrs. Brown, Jenkins and Wolf will hold office for a three year period ending in 2002 or until their respective successors are duly elected and qualified.

     In the event that any of the nominees should for some reason, presently unknown, fail to stand for election, the persons named in the enclosed form of proxy intend to vote for substitute nominees.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

                                                              YEAR TERM AS
                                              DIRECTOR          DIRECTOR
                     NAME           AGE         SINCE           EXPIRES
                     ----           ---       --------        ------------
            *Milton R. Brown         67   November 29, 1990      2002
                Chairman, President and Chief Executive Officer, Suntec
                Industries Incorporated, Rockford, Illinois, since 1984.
                Suntec Industries manufactures fuel units, solenoid
                valves, and safety shut off valves. Mr. Brown is a
                Director of AMCORE Financial, Inc., Suntec Industries
                Incorporated and Suntec Industries -- France.

            *Robert H. Jenkins       55                          2002
                Chairman, President and Chief Executive Officer,
                Sundstrand Corporation, Rockford, Illinois, since 1997.
                Mr. Jenkins served as President and Chief Executive
                Officer, Sundstrand Corporation from 1995 to 1997.
                Sundstrand Corporation is an aerospace and industrial
                company. From 1990 to 1995 he served as Executive Vice
                President of Illinois Tool Works Inc., Glenview, Illinois,
                a manufacturer of construction and industrial products. He is a Director of AK Steel Holding Corporation, Solutia,
                Inc. and Cordant Technologies, Inc.

            *Don A. Wolf             69    March 28, 1987        2002
                Retired President and Chief Executive Officer, Do-It Best
                Corp. (formerly Hardware Wholesalers, Inc.), Fort Wayne,
                Indiana. Do-It Best Corp. is a national wholesaler of
                hardware, plumbing supplies, electrical apparatuses, and
                construction products. Mr. Wolf is a Director of Group
                Dekko.
            Carl J. Dargene          68     April 1, 1989        2001
                Chairman, AMCORE Financial, Inc., Rockford, Illinois since
                January 1996. Mr. Dargene served as President and Chief
                Executive Officer, AMCORE Financial, Inc. from 1986 to
                1996 and he was elected Chairman in May 1995. AMCORE
                Financial, Inc. is a bank holding company. Mr. Dargene is
                a Director of AMCORE Financial, Inc. and Woodward Governor
                Company.
            Lawrence E. Gloyd        66    March 31, 1984        2001
                Chairman and Chief Executive Officer, CLARCOR Inc. since
                June 1995. Mr. Gloyd was elected President and Chief
                Executive Officer in March 1988 and Chairman, President
                and Chief Executive Officer in March 1991. Mr. Gloyd is a
                Director of AMCORE Financial, Inc., Thomas Industries,
                Inc. and Woodward Governor Company.
            Norman E. Johnson        50     June 26, 1996        2001
                President and Chief Operating Officer, CLARCOR Inc. since
                June 1995. Mr. Johnson was elected President-Baldwin
                Filters, Inc. in 1990, Vice President-CLARCOR in 1992, and
                Group Vice President-Filtration Products in 1993. Mr.
                Johnson is a Director of AMCORE Bank, Rockford N.A.
            J. Marc Adam             60    March 23, 1991        2000
                Vice President Marketing, 3M, St. Paul, Minnesota since
                1995. He was elected Group Vice President, Consumer
                Products Group in May 1986, Group Vice President, Consumer
                & Advertising Markets Group in January 1991, Group Vice
                President, Medical Products Group in September 1991 and
                Corporate Vice President Marketing in 1995. 3M is a
                diversified manufacturer. Mr. Adam is a Director of the 3M
                Foundation, Schneider National Inc. and Eastern Heights
                Bank.

            **James L. Packard       56     June 22, 1998        2000
                Chairman, President and Chief Executive Officer,
                Regal-Beloit Corporation, Beloit, Wisconsin since 1986.
                From 1980 to 1984 he served as President and from 1984 to
                1986 he served as President and Chief Executive Officer,
                Regal-Beloit Corporation. Mr. Packard is a Director of The
                First National Bank & Trust Company of Beloit.
            Stanton K. Smith, Jr.    68    March 21, 1970        2000
                Senior Counsel, Skadden, Arps, Slate, Meagher & Flom law
                firm, New York, New York, since April 1996. From 1988 to
                1991 he served as President and from 1991 to March 1996 he served as Vice Chairman, CMS Energy Corporation, Dearborn,
                Michigan. CMS Energy Corporation is a utility and energy
                holding company.

------------------------------
 * Nominees for election to terms expiring in 2002.
** Mr. Packard was elected to the Board for a term expiring in March 2000 to fill a vacancy caused by Mr. Florenza's death in 1996.

DUTIES OF BOARD OF DIRECTORS

     The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the

Company. However, the Board is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussion with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them each month and by participating in Board and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 1998, the standing committees of the Board of Directors were the Director Affairs Committee, the Audit Committee, and the Compensation & Stock Option Committee. The Executive Committee, which did not meet during fiscal 1998, was abolished and the Director Affairs Committee was established in June 1998.

     The Director Affairs Committee consists of three directors who are not officers of the Company. It is the responsibility of the Director Affairs Committee to review and make recommendations regarding management succession and Board policies and to recommend qualified individuals for nomination to fill vacancies on the Board. The full Board may accept or reject the Committee's recommendations. No procedures have been established for the consideration by the Director Affairs Committee of nominees recommended by shareholders of the Company. The Director Affairs Committee met once during fiscal 1998. The present members of the Director Affairs Committee are Messrs. Carl J. Dargene, Milton R. Brown and Stanton K. Smith, Jr.

     The Audit Committee consists of three directors who are not officers of the Company. It is the responsibility of the Audit Committee to recommend the selection of independent auditors and to review audits, proposals and other services as performed by the independent auditors. The Committee also reviews the activities and findings of the internal audit staff and discusses the Company's system of internal controls with the Company's independent auditors. The Audit Committee met twice during fiscal 1998. The present members of the Committee are Messrs. Milton R. Brown, Dudley J. Godfrey, Jr. and Stanton K. Smith, Jr.

     The Compensation & Stock Option Committee determines the compensation of key officers and employees. It reviews and administers the Company's 1994 Incentive Plan and grants stock awards under such Plan to certain officers and key employees of the Company. The Committee met twice during fiscal 1998. The present members of the Committee are Messrs. J. Marc Adam, James L. Packard, and Don A. Wolf.

MEETINGS AND FEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings during fiscal 1998. All of the Company's directors attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board of which they are members.

     In fiscal 1998, directors who were not employees of the Company ("Non-employee Directors") received an annual retainer of $30,000 and fees of $1,000 for each meeting of the Board of Directors and each separate Committee meeting attended and reimbursement for travel expenses related to attendance at Board and Committee meetings. Non-employee Directors who are Chairmen of Committees received an additional annual fee of $3,250 in fiscal 1998.

     Pursuant to the Company's Deferred Compensation Plan for Directors, a Non-employee Director may elect to defer receipt of the Director's fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by The First National Bank of Chicago, or its successor, either when the participant ceases being a Director of the Company or upon his retirement from his principal occupation or at the time the participant reaches a specified age. Messrs. Adam, Brown and Smith elected to defer the fees payable to each of them during fiscal 1998.

     The Board has adopted a Directors' Restricted Stock Compensation Plan. Under this Plan, in lieu of the annual retainer otherwise payable, on the date a person first becomes a Non-employee Director, and on each fifth anniversary of such date, such person receives a grant of shares of the Company's

Common Stock with an aggregate fair market value equal to five times the amount of the annual retainer for Non-employee Directors. On the date of grant, 20% of these shares are vested and non-forfeitable. An additional 20% becomes non-forfeitable in each of the succeeding years, provided that the grantee remains a director. Until the fifth anniversary of the grant the shares are non-transferable except upon death such shares are transferable by will or the laws of descent and distribution.

     Under the 1994 Incentive Plan, each Non-employee Director is automatically granted, on the date of each annual meeting of shareholders and on the date on which such Non-employee Director is first elected or begins to serve as a Non-employee Director, options to purchase 2,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant. Such options are fully exercisable on the date of grant and expire ten years after the date of grant. Shares acquired upon exercise of an option may not be sold or transferred during the six month period following the date of grant of such option.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

CERTAIN BENEFICIAL OWNERS

     The following table provides information concerning each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                                 SHARES          PERCENT
                      NAME AND ADDRESS                        BENEFICIALLY         OF
                    OF BENEFICIAL OWNER                          OWNED            CLASS
                    -------------------                       ------------       -------
Gabelli Funds, Inc. ........................................   2,441,000(1)      10.19%
One Corporate Center
Rye, NY 10580-1434

------------------------------
(1) Based upon information contained in a Schedule 13D amendment filed in June 1998 with the Securities and Exchange Commission by Gabelli Funds, Inc. on behalf of certain Gabelli entities.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of February 10, 1999 by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 6 and by all directors and executive officers of the Company as a group:

                                                                 SHARES      PERCENT
                     NAME OF PERSON OR                        BENEFICIALLY     OF
                     IDENTITY OF GROUP                           OWNED        CLASS
                     -----------------                        ------------   -------
J. Marc Adam (2)............................................      34,201         *
Milton R. Brown (2).........................................      37,475         *
Carl J. Dargene (2).........................................      36,188         *
Lawrence E. Gloyd (1)(3)....................................     926,332      3.87%
Dudley J. Godfrey, Jr. (2)..................................      35,175         *
Robert H. Jenkins...........................................          --         *
Norman E. Johnson (1)(3)....................................     388,051      1.62%
James L. Packard (2)........................................       9,947         *
Stanton K. Smith, Jr. (2)...................................      44,350         *
Don A. Wolf (2).............................................      58,580         *
Bruce A. Klein (1)(3).......................................      95,526         *
David J. Anderson (1)(3)....................................     113,160         *
William F. Knese (1)(3).....................................      99,422         *
All directors and executive officers as a group
  (17 persons) (1)(2)(3)(4).................................   2,105,906      8.79%

------------------------------
 *  Less than one percent.

(1) Includes restricted shares of Common Stock granted on a contingent basis under the 1994 Incentive Plan. See "Compensation of Executive Officers and Other Information -- Performance Share Plan."

(2) Includes restricted shares granted on a contingent basis under the Directors' Restricted Stock Compensation Plan and shares subject to stock options granted pursuant to the Company's 1994 Incentive Plan. See "Election of Directors -- Meetings and Fees of the Board of Directors."

(3) Includes all shares subject to stock options granted pursuant to the Company's 1984 Stock Option Plan and the 1994 Incentive Plan. For information as to the total number of shares subject to options granted to Messrs. Gloyd, Johnson, Klein, Anderson and Knese and the options which are exercisable by them within 60 days, see the table on page 8.

(4) Includes 1,522,355 shares subject to stock options. Options for 735,669 shares are exercisable within 60 days.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 (the "Act") is required by Section 16(a) of the Act to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of or transactions in the Company's equity securities. Reports received by the Company indicate that all such officers and directors have filed all requisite reports with the Securities and Exchange Commission on a timely basis during 1998.

            COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Lawrence E. Gloyd, the Chairman and Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company for the 1998 fiscal year. All share amounts have been adjusted for the Company's three-for-two stock split in April 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                             COMPENSATION
                                                                                      --------------------------
                                                         ANNUAL COMPENSATION            AWARDS         PAYOUTS
                                                   -------------------------------    -----------    -----------       ALL
                                                                                      SECURITIES                      OTHER
                                                                                      UNDERLYING        LTIP         COMPEN-
NAME AND PRINCIPAL POSITION                        YEAR    SALARY (2)    BONUS (3)    OPTIONS (4)    PAYOUTS (5)    SATION (6)
-----------------------------------------------    ----    ----------    ---------    -----------    -----------    ----------
Lawrence E. Gloyd (1)..........................    1998     $438,077     $252,466       180,000       $178,105       $29,041
Chairman and Chief Executive Officer               1997      422,481      370,213        45,000        170,539        24,868
                                                   1996      399,231      293,951        45,000        128,836        25,254
Norman E. Johnson (1)..........................    1998      305,734      169,101       120,539         94,685        10,689
President and Chief Operating Officer              1997      287,812      199,194        45,000         81,861        12,738
                                                   1996      247,615      153,615        37,500         61,861        10,776
Bruce A. Klein.................................    1998      207,208       84,047        15,000         55,805        10,868
Vice President, Finance and Chief Financial        1997      196,654      132,612        15,000         81,861        11,074
Officer                                            1996      170,078       98,439        15,000         --             8,011
David J. Anderson..............................    1998      158,019       48,056        11,250         39,455        13,414
Vice President, International/Corporate            1997      151,117       71,225        11,250         43,640        11,352
Development                                        1996      141,692       58,205        11,250         32,968         9,526
William F. Knese...............................    1998      127,769       35,496         5,250         26,382         4,896
Vice President, Treasurer                          1997      122,827       56,397         5,250         27,924         4,207
                                                   1996      117,846       41,531         7,500         15,823         4,240

------------------------------
(1) Messrs. Gloyd and Johnson each served as a director of the Company but received no separate remuneration in that capacity.

(2) Includes compensation deferred by the Company's executive officers pursuant to the Company's Retirement Savings Plan, adopted in 1984 and the Company's Deferred Compensation Plan.

(3) Discretionary cash bonuses granted by the Board of Directors under the Company's Annual Incentive Plan.

(4) Consists of options and replacement options granted under the Company's 1994 Incentive Plan to acquire shares of the Company's Common Stock. See "-- Stock Options" below.

(5) Consists solely of Performance Shares and Performance Units distributed and paid under the Performance Share Plan at the close of the Performance Cycle ending in the year. The amount shown is equal to the number of Performance Shares and Performance Units paid and distributed, multiplied by the average of the closing price of a share of the Company's Common Stock for the last 30 trading days of the last fiscal year in the Performance Cycle.

    At November 30, 1998, each executive officer listed above held the following aggregate number of Performance Shares and Performance Units and the value thereof was as follows: Mr. Gloyd, 20,776 shares and units, $385,655; Mr. Johnson, 12,728 shares and units, $236,264; Mr. Klein, 7,282 shares and units, $135,172; Mr. Anderson, 4,656 shares and units, $86,427; and Mr. Knese, 3,025 shares and units, $56,152. The values shown in the preceding sentence are based on the closing price of CLARCOR Common Stock on November 27, 1998 ($18.5625) and assume that 100% of the shares and units are earned. See "--Performance Share Plan." Each holder receives dividends on and is entitled to vote the Performance Shares.

(6) The aggregate value of all perquisite and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer in the Summary Compensation Table. The amounts shown in this column for the last fiscal year derived from the following figures for Messrs. Gloyd, Johnson, Klein, Anderson and Knese respectively: $10,952; $6,808; $4,969; $3,950; $1,300 -- Company match for employee stock purchase plan; $2,400; $2,400; $2,400; $2,400;
    $2,400 -- Company match for 401(k) plan; $2,000; $1,481; $1,007; $1,590;
    $1,196 -- Company paid split dollar insurance premiums; $4,710 (Mr.
    Gloyd) -- Company paid term life insurance premium; $8,979 (Mr. Gloyd), $2,492 (Mr. Klein) and $5,474 (Mr. Anderson) -- Company paid group insurance premium.

     Each officer of the Company is elected for a term of one year which begins at the Board of Directors meeting at which he or she is elected held following the Annual Meeting of Shareholders and ends on the date of the next Annual Meeting of Shareholders or upon the election of his or her successor.

STOCK OPTIONS

     The following table provides information with respect to stock options granted during fiscal year 1998 (adjusted for the April 1998 stock split) under the Company's 1994 Incentive Plan, as amended, to the five individuals named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                                      --------------------------------------------------------------------------
                                      NUMBER OF
                                      SECURITIES     % OF TOTAL
                                      UNDERLYING      OPTIONS
                                       OPTIONS       GRANTED TO
                                       GRANTED      EMPLOYEES IN    EXERCISE     EXPIRATION       GRANT DATE
               NAME                      (1)        FISCAL YEAR     PRICE (2)       DATE       PRESENT VALUE (3)
               ----                   ----------    ------------    ---------    ----------    -----------------
L. E. Gloyd.......................     180,000          36.5%        $19.583      12/16/07        $1,045,800
N. E. Johnson.....................      90,000          18.3          19.583      12/16/07           522,900
                                         7,977(4)        1.6          21.667      06/30/00            34,221
                                        14,621(4)        3.0          21.667      11/28/00            62,724
                                         7,941(4)        1.6          21.667      12/12/01            34,067
B. A. Klein.......................      15,000           3.0          19.583      12/16/07            87,150
D. J. Anderson....................      11,250           2.3          19.583      12/16/07            65,363
W. F. Knese.......................       5,250           1.1          19.583      12/16/07            30,503

------------------------------
(1) Consists of nonqualified options issued for a ten year term (other than as noted in footnote (4)) with a six year vesting schedule (see "Long-Term Incentive Plan" in the Report of the Compensation & Stock Option Committee).

(2) Closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions at date of grant.

(3) Options are valued using Cox-Ross-Rubinstein Binomial Model, which is a variation of the Black-Scholes Option Pricing Model using the following assumptions:

      (i) an expected option term of seven years to exercise (based on estimated prior experience);

      (ii) interest rates of 5.90% based on the quoted yield of Treasury Strips maturing in seven years;

     (iii) dividends of $.44 per share of Common Stock; and

     (iv) stock price volatility of 25.8% based upon the monthly stock closing prices for the preceding 7 years.

(4) These grants resulted from the exercise of an option and from the payment of the related exercise price by the optionee using shares of previously owned Company Common Stock. Under these circumstances the 1994 Incentive Plan permits the grant of options ("replacement options") for the number of shares used in payment of the exercise price. The exercise price for each replacement option is equal to the market value of the Company's Common Stock on the date of such exercise and replacement options expire on the same date as the original option which was exercised. The replacement option grants do not contain the replacement feature.

     The following table sets forth certain information regarding stock option exercises during fiscal 1998 and the unexercised options held by such individuals at November 30, 1998. All amounts have been adjusted for the April 1998 stock split.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF         VALUE OF UNEXERCISED
                                       NUMBER OF                 UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                        SHARES                        AT FY-END              AT FY-END
                                      ACQUIRED ON     VALUE         EXERCISABLE/            EXERCISABLE/
               NAME                    EXERCISE      REALIZED       UNEXERCISABLE        UNEXERCISABLE (1)
               ----                   -----------    --------    -------------------    --------------------
L. E. Gloyd.......................       7,500       $146,613      346,688/303,750       $2,474,226/621,491
N. E. Johnson.....................      29,725(2)     527,088      102,202/178,125          437,680/409,257
B. A. Klein.......................          --             --         6,563/49,687           14,944/177,948
D. J. Anderson....................          --             --        52,276/36,562          387,938/120,174
W. F. Knese.......................       6,750(2)     110,413        50,776/19,875           399,927/70,790

------------------------------
(1) Based on the closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions on November 27, 1998, the last trading date prior to the Company's nonbusiness day fiscal year-end close on Saturday, November 28, 1998.

(2) The number of shares shown is larger than the number of shares actually acquired on exercise. The actual number of shares received is reduced by the number of shares delivered in payment of the exercise price and shares withheld to cover withholding taxes.

PERFORMANCE SHARE PLAN

     The Long Range Performance Award Plan (the "Performance Share Plan") is a part of the Company's 1994 Incentive Plan, approved by the shareholders on March 31, 1994. It provides officers and key employees of the Company with the opportunity to earn shares of Common Stock ("Performance Shares") and units representing the market value of Common Stock ("Performance Units").

     At the beginning of each 3-year Performance Cycle, executives are awarded a number of Performance Shares and Performance Units determined by applying a formula set by the Compensation Committee at the beginning of the Performance Cycle. The total number of Performance Shares and Performance Units is obtained by dividing a percentage of the base salary of the executive, ranging from 40% for the CEO to 15% for officers at the level of vice president, by the average closing price of a share of the Company's Common Stock over a 30-day trading period prior to the award date. Awards are in the ratio of three Performance Shares to two Performance Units, so that approximately 60% of the total value of benefits available under the plan is in stock and 40% is payable in cash to cover income taxes due on the total award.

     During the 3-year Performance Cycle, the executive receives dividends and is entitled to vote the Performance Shares. In order for the executive to retain all of the Performance Shares and Performance Units awarded, the Company must attain prescribed financial targets over the Performance Cycle. If the performance targets have been met in full, the full number of Performance Shares and Performance Units will be earned. If certain minimum objectives are attained (currently established at 80% of the performance target), 50% of the Performance Shares and Performance Units will be earned. If performance over the Performance Cycle is between the minimum and the target level, the number of Performance Shares and Performance Units earned will be prorated. No portion of the Performance Shares or Performance Units will be earned if performance does not meet the 80% minimum performance target. Further information regarding the plan and the performance targets appears on page 13 in "Report of the Compensation & Stock Option Committee."

     The following table sets forth information regarding 1998 fiscal year awards (adjusted for the April 1998 stock split) under the Performance Share
Plan:

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                                            PERFORMANCE       NON-STOCK PRICE BASED PLANS
                                                              OR OTHER      --------------------------------
                               NUMBER OF SHARES, UNITS      PERIOD UNTIL                        TARGET AND
          NAME                     OR OTHER RIGHTS             PAYOUT         THRESHOLD          MAXIMUM
          ----               ---------------------------    ------------    --------------    --------------
L. E. Gloyd..............    Performance Shares    5,490      3 Years       2,745 Shares      5,490 Shares
                             Performance Units     3,660                    Cash equal to     Cash equal to
                                                                            value of 1,830    value of 3,660
                                                                            Shares*           Shares*
N. E. Johnson............    Performance Shares    3,495      3 Years       1,748 Shares      3,495 Shares
                             Performance Units     2,330                    Cash equal to     Cash equal to
                                                                            value of 1,165    value of 2,330
                                                                            Shares*           Shares*
B. A. Klein..............    Performance Shares    1,941      3 Years       971 Shares        1,941 Shares
                             Performance Units     1,293                    Cash equal to     Cash equal to
                                                                            value of 647      value of 1,293
                                                                            Shares*           Shares*
D. J. Anderson...........    Performance Shares    1,236      3 Years       618 Shares        1,236 Shares
                             Performance Units       825                    Cash equal to     Cash equal to
                                                                            value of 413      value of 825
                                                                            Shares*           Shares*
W. F. Knese..............    Performance Shares      802      3 Years       401 Shares        802 Shares
                             Performance Units       534                    Cash equal to     Cash equal to
                                                                            value of 267      value of 534
                                                                            Shares*           Shares*

------------------------------
* Based on the average closing price of Common Stock for the 30-day trading period preceding November 30, 2000 as reported in the New York Stock Exchange Composite Transactions.

RETIREMENT PLANS

     Most employees of the Company and certain of its subsidiaries, including the individuals named in the Summary Compensation Table, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the "Pension Trust"). The amount of the Company's contribution to the Pension Trust in respect to a specified person cannot be individually calculated. No Company contribution for fiscal 1998 was required.

     The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation ($30,000 in fiscal 1999) in effect each December multiplied by .012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue limitations applicable to all qualified retirement plans) multiplied by .0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans shall be the amount of annual pension.

     As of November 30, 1998, Messrs. Gloyd, Johnson, Klein, Anderson and Knese had 12, 8, 3, 8 and 19 years of service, respectively.

     Estimated annual retirement benefits payable under the Pension Trust at normal retirement (age 65) for Messrs. Gloyd, Johnson, Klein, Anderson and Knese are $34,173, $61,946, $44,057, $30,478, and $67,377, respectively. Such annual retirement benefits are not subject to any reduction for Social Security amounts. The estimated benefits were calculated assuming that the participants would continue to accrue benefits at current wage levels to normal retirement.

     Effective December 1, 1983, the Company established a Supplemental Retirement Plan, which was amended and restated effective December 1, 1994. Mr. Gloyd is the only remaining active participant. The plan provides to each participant a lifetime monthly benefit with payment commencing on such participant's normal retirement date. This monthly benefit is an amount equal to
(a) 65% of the participant's average monthly compensation with respect to the three consecutive fiscal years for which such participant received the highest compensation, reduced by (b) the participant's monthly normal retirement benefit provided by the Pension Trust and benefits earned during employment other than by the Company. Estimated annual retirement benefit pursuant to the Supplemental Retirement Plan payable at normal retirement (age 65), for Mr. Gloyd is $424,803. Such annual retirement benefits are not subject to any reduction for Social Security amounts. The plan allows for Mr. Gloyd to elect a lump sum payment of the present value of his benefit at or after the time of his retirement.

     Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company. The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan replaces the Supplemental Retirement Plan for executives other than those who were participants in the 1983 Supplemental Retirement Plan described above. The 1994 Executive Retirement Plan is similar in concept and benefit levels to the 1983 Supplemental Retirement Plan. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. Messrs. Johnson, Klein, Anderson and Knese are participants in both new plans. Estimated total annual retirement benefits pursuant to both the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan payable at normal retirement (age 65) for Messrs. Johnson, Klein, Anderson and Knese are $246,697, $145,259, $85,602 and $38,746,
respectively. Such annual retirement benefits are not subject to reduction for Social Security amounts.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Gloyd, Johnson, Klein, Anderson and Knese. The agreements for Messrs. Gloyd and Johnson, effective July 1, 1997, were entered into to assure the benefits of each executive's future services to the Company through the Annual Meeting to be held in 2000, when Mr. Gloyd will retire as Chairman and Chief Executive Officer of the Company and it is expected that Mr. Johnson will then assume the position of Chief Executive Officer. The employment agreements provide terms of employment, compensation, incentive plan compensation, benefits and perquisites, pensions, employment termination, non-competition and confidentiality, and "change of control" provisions. The employment period for Messrs. Gloyd and Johnson expires at the Annual Meeting in 2000, but Mr. Johnson's agreement may be extended automatically each year thereafter by the Board. The compensation-related provisions are generally consistent with the level of compensation and benefits just prior to the effective date. The agreements provided that a special stock option of 180,000 and 90,000 shares (as adjusted for the April 1998 stock split) would be granted to Messrs. Gloyd and Johnson, respectively, in December of 1997 if certain conditions were met. No additional grants will be made to Mr. Gloyd during the remainder of his employment period unless certain specific quarterly financial targets are met. The grants for 180,000 and 90,000 shares were made on December 17, 1997. The "change of control" provisions of these agreements are consistent with those described below.

     Mr. Gloyd's agreement also provides that the present value of the lifetime monthly benefit amounts which would be payable to Mr. Gloyd pursuant to the Company's 1983 Supplemental Retirement Plan if he had retired at his normal retirement date, would be placed in trust. Accordingly, such present value was deposited in trust pursuant to a Trust Agreement dated as of December 1, 1997. Upon Mr. Gloyd's retirement at the Annual Meeting to be held in 2000, his prior death, his resignation for "Good Reason" (as such term is defined in the agreement) or the termination of his employment by the Company for any reason including a change of control (as defined below) the amounts then held in trust, plus interest, will be distributed to Mr. Gloyd (or his heirs) in lump sum or in equal monthly or quarterly installments over a period not to exceed 10 years selected by Mr. Gloyd.

     The agreements with Messrs. Klein, Anderson and Knese become effective on a "change of control" of the Company, which is defined to mean (i) the acquisition by any person, entity or group (other than from the Company) of 15% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors; (ii) individuals who, at the date of the employment agreement, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the employment agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; and (iii) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets or a transaction in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction.

     The agreements provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change of control to the earlier to occur of the third anniversary of such change of control or the officer's normal retirement date at a rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change of control. In addition, during that period the Company agrees to provide employee benefits which are the greater of the benefits provided by the Company to executives with comparable duties or the benefits to which the officer was entitled during the 90-day period immediately prior to the date of the change of control. In the event that employment is terminated after a change of control, the terminated officer is entitled to (i) receive his compensation at the rate called for by the agreement for the remaining portion of the three year employment term plus the estimated amount of any incentive compensation he would have been entitled to had he remained in the employ of the Company for the remainder of the employment period and (ii) continue to be treated as an employee for the remainder of the three year term for the purpose of the Company's pension, stock option, medical and other employee benefit plans. The officer may elect to be paid a lump-sum severance payment equal to the amounts he would have received in accordance with the preceding sentence. If any of such agreements subjects the officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties the officer retains an amount of such additional payment equal to such excise tax. The agreements define "termination" to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. "Termination" also includes resignation by the officer after (a) an adverse change in the nature or scope of his authorities, duties or responsibilities, following a change of control, as determined in good faith by the officer or (b) a good faith determination by the officer that, as a result of the change of control, he is unable to exercise the authority, power, function and duties contemplated by the agreement.

              REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

     The purpose of the Compensation & Stock Option Committee ("Committee") is to assure that the Chief Executive Officer and the other executive officers of the Company ("Executive Officers") are compensated equitably, competitively and in a manner that is consistent with the long-term best interests of the Company and its shareholders. The Committee, which is composed entirely of independent Non-employee Directors, is responsible for determining the annual salary, cash incentives, benefits and intermediate- and long-term incentive plan awards for the Company's Executive Officers.

COMPENSATION PHILOSOPHY

     There are certain stated principles which the Committee follows in structuring the compensation packages for the Chief Executive Officer and the other Executive Officers of the Company. These are:

     Pay for Performance

          A high percentage of total compensation is linked directly to the performance of the Company and the executive's individual performance in attaining the Company's objectives and supporting the Company's mission statement. The Committee believes that this structure aligns the executives' interests with the interests of the shareholders.

     Competitiveness

          Total compensation packages are designed to be comparable with those of executives occupying comparable positions in comparable companies. The packages are also designed to allow an opportunity to earn at a level above median industry practices and market competitors when Company performance exceeds the results of comparable companies. The opportunity to earn at higher levels provides a significant challenge to the Executive Officers.

     Executive Ownership

          A major component of executive compensation is equity based, and as a result, the Executive Officer's interests are more directly linked with shareholders' interests. The Committee believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

          The Committee has established ownership guidelines for Executive Officers and Non-employee Directors to align their interests and objectives with the Company's shareholders. These guidelines require that Executive Officers own shares with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company's Chairman and Chief Executive Officer. In addition, the guidelines require that Non-employee Directors own shares with a value equal to a minimum of five times annual retainer.

     Management Development

          The compensation packages are also designed to attract and retain quality executives with the leadership skills and other key competencies required to meet the Company's objectives and to enhance shareholder value.

COMPONENTS OF EXECUTIVE PAY

     The components of total pay for all executives are annual salary, cash incentives, benefits and intermediate- and long-term incentive awards. The Committee reviews annually each component of compensation and total compensation for the Executive Officers. The review includes a market comparison of compensation and changes in compensation for equivalent positions in related industrial groups and comparably-sized companies. Competitive information and data relating to executive compensation packages is provided by independent compensation consultants at the request of the Committee.

     Annual Salary

          Annual salary and annual adjustments are based on the executive's performance, experience, and reference to competitive rates for comparable positions in related industry groups and comparably-sized companies.

     Cash Incentives

          Annual cash incentives are determined based upon the attainment of financial targets by the Company and the individual performance of the executive. If certain minimum target results are not achieved, no annual incentive will be paid. If target levels, which the Committee considers to be reasonably difficult to attain, are achieved, annual incentive levels generally range from 25% to 53% of base salary, with the maximum awards ranging from 50% to 90% of base salary if performance materially exceeds the target objectives.

          The financial targets that must be attained for cash incentive payments include two measures, net earnings and economic value added, or as referred to by the Company, CLARCOR Value Added ("CVA"). In basic terms, CVA is consolidated annual after-tax operating earnings less the annual cost of capital. Thus the size of the cash incentives varies directly with the amount by which such after-tax earnings exceed the cost of capital. As a result, the CVA program is designed to reward managers who increase shareholder value by most effectively deploying the capital contributed by the shareholders and lenders. The net earnings and CVA components place cash incentives "at risk" since if the Company fails to achieve the target levels, the cash incentive awards will be reduced. The Committee sets the target levels prior to the beginning of the year.

     Benefits

          Employee benefits offered to the general employee population of the Company are provided to Executive Officers as part of the total compensation program. In addition, certain Executive Officers are provided supplemental retirement benefits and life insurance policies.

     Intermediate-Term Incentive: Performance Share Plan

          Unlike the annual cash incentive plan, which provides an incentive for a specific year's performance, the Performance Share Plan (which is described in detail at Page 8 under "Performance Share Plan") requires a sustained level of corporate performance over a 3-year Performance Cycle. The Plan provides benefits that vary directly with the market price of the Company's Common Stock over the Performance Cycle. In addition, the Executive Officers receive dividends on and are entitled to vote his or her Performance Shares. Both of these attributes are designed to closely align the interests of the participating Executive Officers directly with those of the Company's shareholders.

          For the Performance Period 1996-1998 Plan participants earned 100% of the total performance opportunity as a result of the substantial achievement of two aggressive financial goals established by the Committee. One half of the award was earned based upon attainment of a return on equity greater than the average of a comparator group, and the other half was earned based upon attainment of earnings per share growth versus performance standards set by the Committee. The Committee selected a group of over 30 manufacturing companies with revenues averaging over $400 million as the comparator group for measuring the Company's comparative return on equity.

     Long-Term Incentive Plan

          The Company's long-term incentive plan awards nonqualified stock options to its senior and mid-level executives. Options granted under the Company's shareholder approved 1994 Incentive Plan have a 10-year life and all options granted during fiscal 1998 were at the market value of the

     Common Stock on the date of grant. The option grants provide the executives an opportunity to acquire an equity interest in the Company and to share in the appreciation of the stock.

          Market surveys of long-term incentives are reviewed to establish competitive practices. Management makes recommendations to the Committee on the size of a grant, if any, for each executive based on the individual's ability to affect financial performance, the executive's past performance, and expectations of the executive's future contributions. The CEO's grant is similarly determined by the Committee and all other stock option grants are reviewed and approved by the Committee.

          Stock options granted in 1998 are not exercisable for three years after the grant. Thereafter they become exercisable at the rate of 25% per year and they are fully exercisable after the 6th year and through the 10th year of the option. These restrictions on exercise, together with the 10-year life of the option, are consistent with the concept of the Plan as providing an incentive to the executive to remain with the Company for at least the vesting period of the option and to increase the value of the Common Stock on a long-term basis.

SECTION 162(m) COMPLIANCE

     The Committee has considered the possible impact of Section 162(m) of the Internal Revenue Code of 1986, which generally limits to $1,000,000 (with several exceptions) the tax deduction available for compensation paid to a person who is an executive listed in the Summary Compensation Table and who is employed by the Company at the end of its fiscal year. The Committee intends to preserve to the Company the maximum opportunity for obtaining deductibility for all amounts paid to its officers by designing and administering the Company's plans and programs in a way that will meet the regulations in effect at the time compensation decisions are made.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Gloyd's annual salary was increased during fiscal 1998 to be competitive with the median base salary paid to chief executive officers of comparably-sized corporations identified by the Committee. In addition, Mr. Gloyd's annual cash incentive had a target level of 53% of base salary and a maximum award of 90% if performance materially exceeded target objectives. Mr. Gloyd was awarded an annual cash incentive in accordance with the annual cash incentive plan and based on the Company's growth in net earnings and economic value added, and Mr. Gloyd's performance in meeting his personal performance objectives.

     Mr. Gloyd participated in the Committee approved payout at 100% for the 1996-1998 Performance Period and received awards for the 1998-2000 Performance Period as shown in the table on Page 9 for the Performance Share Plan.

     As described earlier on Page 10, Mr. Gloyd entered into an employment agreement with the Company effective July 1, 1997. As provided by that agreement, in fiscal 1998 Mr. Gloyd was awarded a special stock option grant of 180,000 shares (as adjusted for the April 1998 stock split) on December 17, 1997. No additional grants will be made to Mr. Gloyd during the remainder of his employment period unless certain specific quarterly financial targets are met.

     The Committee believes that the key executive team of the Company will receive appropriate rewards under this program of corporate incentives, but only if they achieve the performance goals established for them and the Company and if they succeed in building increased value for the Company's shareholders.

                     Compensation & Stock Option Committee

                                  Don A. Wolf, Chairman
                                  J. Marc Adam
                                  James L. Packard

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Dargene, Chairman and Director of AMCORE Financial, Inc. serves as a member of the Company's Board and prior to June 1998 served as a member of the Company's Compensation & Stock Option Committee. Mr. Gloyd, Chairman and Chief Executive Officer and Director of the Company, serves as a member of the Board and a member of the Compensation Committee of AMCORE Financial, Inc.

                               PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative total return on its Common Stock for a five year period (November 30, 1993 to November 30, 1998) with the cumulative total return of the S&P Composite 500 Index, the S&P SmallCap 600 Index and the S&P Manufacturing Diversified Index.

                          TOTAL RETURN TO SHAREHOLDERS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
     AMONG THE COMPANY, S&P COMPOSITE 500 INDEX, S&P SMALLCAP 600 INDEX AND
                      S&P MANUFACTURING DIVERSIFIED INDEX
PERFORMANCE GRAPH

                                                               S & P COMPOSITE 500    S & P MANUFACTURING    S & P SMALL CAP 600
                                            CLARCOR INC.              INDEX            DIVERSIFIED INDEX            INDEX
                                            ------------       -------------------    -------------------    -------------------
'Nov. 26, 93'                                     100                    100                    100                    100
'Dec. 2, 94'                                   100.63                  96.34                 100.68                 102.34
'Dec. 1, 95'                                   117.91                 126.16                 138.05                 150.03
'Nov. 30, 96'                                  123.77                 153.78                 175.73                 210.73
'Nov. 29, 97'                                  171.02                 191.52                 225.84                 248.47
'Nov. 28, 98'                                   164.6                 178.14                 282.43                 282.72

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on November 26, 1993 and that all dividends were reinvested.

     The reference points on the foregoing graph are as follows:

                                                  1994      1995      1996      1997      1998
                                                  ----      ----      ----      ----      ----
CLARCOR Inc. ..................................   100.63    117.91    123.77    171.02    164.60
S&P SmallCap 600 Index.........................    96.34    126.16    153.78    191.52    178.14
S&P Composite 500 Index........................   100.68    138.05    175.73    225.84    282.43
S&P Manufacturing Diversified Index............   102.34    150.03    210.73    248.47    282.72

     The 1993 beginning measuring point was the market close on November 26, 1993, the last trading day before the beginning of the Company's fifth preceding fiscal year. The closing measuring point for 1998 was November 27, 1998 based on the last New York Stock Exchange trading date prior to the Company's Saturday, November 28, 1998 fiscal year-end.

                        PROPOSED AMENDMENT TO THE SECOND
                     RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors unanimously recommends that the shareholders consider and approve a proposal to amend the Second Restated Certificate of Incorporation of the Company to increase the number of shares of Common Stock, par value $1.00 per share, which the Company is authorized to issue from 30,000,000 to 60,000,000 shares and to increase the number of shares of Preferred Stock, par value $1.00 per share, which the Company is authorized to issue from 1,300,000 to 5,000,000 shares. If the proposed amendment is approved, the first paragraph of ARTICLE FOURTH of the Second Restated Certificate of Incorporation shall be amended to read as follows:

     "FOURTH: The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 65,000,000 shares which shall be divided into two classes as follows:

        "5,000,000 shares of Preferred Stock (Preferred Stock) of the par value of $1.00 per share, and

        "60,000,000 shares of Common Stock (Common Stock) of the par value of $1.00 per share."

     On February 10, 1999, 23,949,358 shares of Common Stock were issued and outstanding and none of the Preferred Stock was issued and outstanding. The proposed amendment would increase the number of authorized but unissued shares of Common Stock from 6,050,642 to 36,050,642 shares.

     The additional shares of stock authorized by the proposed amendment would be issuable at any time in the sole discretion of the Board of Directors, without the necessity of further approval by the shareholders except as required by law or applicable stock exchange requirements. The terms of any shares of Preferred Stock issued including dividend rates, conversion prices (if any), voting rights, redemption prices and similar matters will be determined by the Board of Directors. The holders of the Company's Common Stock and Preferred Stock do not currently, and would not as a result of the proposed increase in authorized shares, have preemptive rights to subscribe for any additional capital stock of the Company.

     The increase in authorized but unissued shares of Common and Preferred Stock is designed to enable the Company to issue stock dividends (including stock splits issued in the form of stock dividends), make grants and awards under the Company's 1994 Incentive Plan, to raise capital and engage in acquisitions and to use for general corporate purposes. The Company has no present commitments, agreements or undertakings to issue shares of Common or Preferred Stock except pursuant to outstanding grants under the Company's 1984 Stock Option Plan and 1994 Incentive Plan and the outstanding Preferred Stock Purchase Rights associated with its outstanding Common Stock. The Company does not have any present intention to use the additional shares for any purpose other than these routine corporate purposes.

     The increase in the authorized but unissued shares of Common and Preferred Stock, however, could make a change in control of the Company more difficult to achieve. The flexibility to issue additional Common and Preferred Stock can enhance the Board's arm's-length bargaining capability on behalf of the Company's shareholders in a take-over situation. Under some circumstances, the authorized but unissued shares of Common Stock and the ability to designate the rights of, and issue, Preferred Stock could be used by an incumbent board to make a change of control of the Company more difficult. The Board has no present intention to use the Common or Preferred Stock for such a purpose, except that any issuances of the Common Stock proposed to be authorized are expected to be accompanied by the Preferred Stock Purchase Rights identical to those now outstanding. The Company is not aware of any present effort to effect a change of control or takeover of the Company.

VOTING ON THE AMENDMENT

     If a quorum is present at the Annual Meeting, approval of the proposed amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote with respect to the proposed amendment.

Abstentions and broker non-votes will have the same effect as a vote against the proposed amendment. Proxies solicited by the Board of Directors will be voted for this proposal unless a contrary vote is specified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON AND PREFERRED STOCK.

                                 MISCELLANEOUS

AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP to audit the financial statements of the Company for the fiscal year ending November 30, 1999. PricewaterhouseCoopers LLP (or its predecessors) has served as the Company's auditors for more than 30 years. The shareholders will not be asked to approve this selection at the Annual Meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

OTHER BUSINESS

     The Board of Directors has no knowledge of any matters, other than as set forth in this Proxy Statement, upon which action is to be taken at the meeting. In the event any such matters are brought before the meeting, the attorneys named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.

PROPOSALS OF SECURITY HOLDERS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

     Under the rules and regulations of the Securities and Exchange Commission, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2000 and which such shareholder desires to have included in the Company's proxy materials for such meeting, must be received by the Company on or before October 21, 1999.

     The Company's bylaws provide that nomination by a shareholder of a person for election as a director and other proposals made by such shareholders for action by the shareholders at any meeting of shareholders may be disregarded unless proper notice of such nomination or proposal shall have been given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the meeting and certain other requirements are met. It is currently expected that the 2000 Annual Meeting of Shareholders of the Company will be held on March 21, 2000. Consequently, written notice of any such nomination or proposal which a shareholder desires to make at the 2000 Annual Meeting must be received by the Company no earlier than December 22, 1999 and no later than January 21, 2000. A copy of the Company's bylaws may be obtained without charge from the Secretary of the Company.

EXPENSE OF SOLICITATION OF PROXIES

     The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed D. F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $8,000, plus the out-of-pocket expenses of D. F. King & Co., Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

                                          By Order of the Board of Directors

                                          MARCIA S. BLAYLOCK
                                          Secretary

Rockford, Illinois
February 18, 1999

CLARCOR Inc.                                     PROXY/VOTING INSTRUCTION CARD
-------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MARCH 23, 1999.

The undersigned hereby appoints Carl J. Dargene and Stanton K. Smith Jr., or any one or more of them, acting alone if only one shall be present, or jointly if more than one shall be present, the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. to be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 23, 1999 at 6:00 P.M., Central Standard Time, and all adjournments thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.

Receipt is acknowledged of the Company's Annual Report to Shareholders for the fiscal year ended November 30, 1998, and the Notice and Proxy Statement for the above Annual Meeting.

The Company is aware of two matters to be voted upon at this Annual Meeting: 1. the election of directors - the nominees are Messrs. Milton R. Brown, Robert H. Jenkins and Don A. Wolf and 2. the proposed amendment to the Second Restated Certificate of Incorporation described in the Proxy Statement for this Annual Meeting.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF A VOTE IS NOT SPECIFIED, THE PROXIES NAMED ABOVE WILL VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE AMENDMENT TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  ------------
                                                                 | SEE REVERSE |
                                                                 |    SIDE     |
                                                                  ------------


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
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
/X/ PLEASE MARK YOUR                                                                                               5086
    VOTES AS IN THIS
    EXAMPLE.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).
If no direction is made, this proxy will be voted FOR the nominees for election as directors named in this proxy and FOR the amendment to the Second Restated Certificate of Incorporation.

------------------------------------------------------------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH NOMINEES AND FOR THE AMENDMENT TO THE SECOND RESTATED CERTIFICATE OF
           INCORPORATION.
------------------------------------------------------------------------------------------------------------------------------------
                  FOR     WITHHELD                         FOR  AGAINST  ABSTAIN
1. Election of   /  /      /  /     2. Proposal to amend  /  /   /  /     /  /    3. In their discretion, the Proxies are authorized
   Directors                           the Second Restated                           to vote upon such other business as may
   (See Reverse)                       Certificate of                                properly come before the meeting.
                                       Incorporation.
For, except vote withheld from the following nominee(s):



-----------------------------------------------------------











        SIGNATURE(S)                                                                                     DATE
                     ------------------------------------------------------------------------------------     ------------------
        NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.
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